UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 7, 2012

BBX CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-13133	65-0507804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(Address, including zip code, of principal executive office)

Registrant’s telephone number, including area code: (954) 940-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 7, 2012, John K. Grelle was appointed as Chief Financial Officer and principal accounting officer of BBX Capital Corporation (the “Company”). Mr. Grelle, age 68, also serves as Chief Financial Officer of BFC Financial Corporation (“BFC”). BFC currently owns shares of the Company’s Class A Common Stock and Class B Common Stock representing in the aggregate approximately 75% of the total voting power of the Company’s common stock. Mr. Grelle joined BFC as acting Chief Financial Officer on January 11, 2008 and was appointed Executive Vice President and Chief Financial Officer on May 20, 2008 and Chief Risk Officer on September 16, 2011. Mr. Grelle also served as Executive Vice President, Chief Financial Officer and principal accounting officer of Woodbridge Holdings Corporation from May 2008 until September 2009 when it merged with and into a wholly owned subsidiary of BFC. Prior to joining BFC, Mr. Grelle served as a Partner of Tatum, LLC, an executive services firm. From 2003 through October 2007, when Mr. Grelle joined Tatum, LLC, Mr. Grelle was the founder and principal of a business formation and strategic development consulting firm. From 1996 through 2003, Mr. Grelle served as Senior Vice President and Chief Financial Officer of ULLICO Inc. and, from 1993 through 1995, he served as Managing Director of DCG Consulting. Mr. Grelle has also been employed in various other executive and financial positions throughout his career, including Chairman and Chief Executive Officer of Old American Insurance Company; Controller of the Financial Services Division of American Can Company (later known as Primerica); Chairman, President and Chief Executive Officer of National Benefit Life, a subsidiary of Primerica; President of Bell National Life; Senior Vice President and Chief Financial Officer of American Health and Life; Controller of Sun Life America; and Director of Strategic Planning and Budgeting for ITT Hamilton Life. Mr. Grelle is a former member of the board of directors of the N.Y. Council of Life Insurers.

Mr. Grelle’s compensation, if any, for his services on behalf of the Company has not yet been determined.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2012	BBX CAPITAL CORPORATION

	By:	/s/ John K. Grelle
John K. Grelle
Chief Financial Officer